Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

SuccessFactors, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (333-166490, 333-159087, and 333-147909) and Form S-3 (333-169134) of SuccessFactors, Inc. of our report dated October 4, 2010, relating to the balance sheets of CubeTree, Inc. (a Development Stage Enterprise) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, the period from February 11, 2008 (inception) to December 31, 2008, and the period from February 11, 2008 (inception) to December 31, 2009, which report appears in the Form 8-K/A of SuccessFactors, Inc. dated October 5, 2010.

/s/ KPMG LLP

Mountain View, California

October 4, 2010